Exhibit 99.1

Purple Innovation Revises Full Year 2024 Guidance; Company Announces Participation in the 2024 ICR Conference

Expects full year net revenue between $486 and $488 million and adjusted EBITDA between $(23) and $(21) million

Expects positive cash flow and adjusted EBITDA in the fourth quarter

Lehi, Utah, January 13, 2025 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure™ Mattress,” today provided a business update, revising its revenue and EBITDA outlook for the full year of 2024.

“We continued to navigate a challenging macro environment through the end of 2024. Ahead of our presentation at the ICR conference, we are slightly adjusting our guidance to better reflect our full-year expectations. We also expect to deliver positive cash flow and adjusted EBITDA in the fourth quarter, which marks an important, positive milestone for our Path to Premium Sleep strategy,” said CEO Rob DeMartini. “We look forward to sharing a more detailed review of our results in the near future."

Full Year 2024 Outlook

	Current Full Year Outlook	Previous Full Year Outlook (1)
Net Revenue	$486 million to $488 million	$490 million to $510 million
Adjusted EBITDA	$(23) million to $(21) million	$(20) million to $(10) million

(1)	Released November 4, 2024, expectation to be at the lower end of the guidance range.

The company is scheduled to participate in a fireside chat presentation on Monday, January 13, 2025, at 3:00 p.m. Eastern Time at the ICR conference. The presentation will be simultaneously broadcast on the internet and available at https://investors.purple.com/. An archived replay will be available [two hours] after the conclusion of the live event.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple's GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in 58 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2024, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the third quarter and full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Stacy Turnof, Edelman Smithfield
stacy.turnof@edelmansmithfield.com
917-362-2581